As filed with the Securities and Exchange Commission on August 12, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRAWFORD & COMPANY

(Exact name of Company as specified in its charter)

Georgia	58-0506554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Summit Boulevard, Atlanta, Georgia 30319

(Address of Principal Executive Offices) (Zip Code)

Crawford & Company International Employee Stock Purchase Plan

(Full title of the plan)

R. Eric Powers, III

Assistant Corporate Secretary and Corporate Counsel

Crawford & Company

1001 Summit Boulevard

Atlanta, Georgia 30319

(Name and address of agent for service)

(404) 300-1000

(Telephone number, including area code, of agent for service)

With a copy to:

Bryan E. Davis

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309-3053

(404) 581-3939

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Class A Common Stock, $1.00 par value	1,000,000	(1)	$3.67	(2)	$3,670,000	(2)	$205	(2)

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), there are also registered hereunder such indeterminate number of additional securities as may become available for issuance pursuant to the Company’s International Employee Stock Purchase Plan as a result of the antidilution provisions contained therein.
(2)	Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(h) and (c) under the Securities Act.

EXPLANATORY NOTE

The information called for by Part I of Form S-8 is included in the description of the Crawford & Company (“we,” “our,” “us” or the “Company”) International Employee Stock Purchase Plan (the “Plan”), which has been delivered to persons entitled to receive securities pursuant to the Plan. Pursuant to Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8, this information is not being filed with or included in this registration statement on Form S-8 (the “Registration Statement”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by this reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission on March 9, 2009 (including the portions of the Company’s proxy statement for its 2009 annual meeting of shareholders incorporated by reference therein);

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Commission on May 8, 2009;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the Commission on August 10, 2009;

(d)	The following Current Reports on Form 8-K of the Company:

•	Current Report on Form 8-K filed with the Commission on February 3, 2009;

•	Current Report on Form 8-K filed with the Commission on February 9, 2009;

•	Current Report on Form 8-K filed with the Commission on April 3, 2009; and

•	Current Report on Form 8-K filed with the Commission on May 8, 2009; and

(e)	The description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on July 16, 1990.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), before the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of the Registration Statement from the date of the filing of such documents (excluding any Current Reports on Form 8-K to the extent disclosure is furnished and not filed). Any statement contained in a later-dated document supplements, modifies or supersedes any other statement contained in an earlier-dated document.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Class A common stock offered hereby is being passed upon by R. Eric Powers, III, Esq., Assistant Corporate Secretary and Corporate Counsel of the Company. Mr. Powers beneficially owns 320 shares of Class A common stock. Mr. Powers also has outstanding, earned performance awards for 30 unvested shares of Class A common stock from a 2005 award, earned performance awards for 80 unvested shares of Class A common stock from a 2006 award and earned performance awards for 120 unvested shares of Class A common stock from a 2007 award. Mr. Powers does not own any shares of Class B common stock.

Item 6. Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of the Georgia Business Corporation Code (the “Georgia Code”) and the Company’s Amended and Restated Articles of Incorporation (the “Articles”) and Restated By-Laws, as amended, (the “By-laws”) dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Georgia Code and the Company’s Articles and By-Laws.

Georgia Corporation Law

Sections 14-2-850 through 14-2-859 of the Georgia Code generally provide that a corporation may indemnify any director, officer, employee or agent against expenses actually and reasonably incurred by him in connection with any action to which he is made a party by reason of his being or having been a director, officer, employee or agent of the corporation if such person acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of a criminal action, had no reasonable cause to believe his conduct was unlawful. However, if the action is brought by or in the right of the corporation, the Georgia Code provides that indemnification of directors shall be limited to the reasonable expenses incurred by such person in connection with the proceeding. No indemnification shall be provided any director as to any claim, issue, or matter brought by or in the right of the corporation as to which it is determined that such director did not meet the relevant standard of conduct set out in the Georgia Code, or as to which such person shall have been adjudged to have been liable to the corporation, or in any other proceeding in which such person shall have been adjudged to be liable on the basis that personal benefit was improperly received by him, unless and to the extent that the court in which the suit was brought or other court of competent jurisdiction shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The Georgia Code also provides that to the extent that a director or officer of a corporation has been wholly successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. In addition, Section 14-2-202 of the Georgia Code permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages, for breach of duty of care or other duty as a director, except for (i) any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 14-2-832 of the Georgia Code (involving certain distributions), or (iv) any transaction from which the director received an improper benefit.

Charter Provisions

Article IV of the Company’s Articles limits the personal liability of a director of the Company or its shareholders as provided in Section 14-2-202 of the Georgia Code, which is described above.

By-laws Provisions

Article VI, Section 1, of the Company’s By-laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or serving in any of such capacities at the Company’s request in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including court costs and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action, if he had no reasonable cause to believe his conduct was unlawful.

Article VI, Section 2 of the Company’s By-laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company or was serving in any of such capacities at the request of the Company with any other corporation, partnership, joint venture, trust or other enterprise against expenses (including court costs and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company, indemnification will be permitted only to the extent that the court in which the action was brought finds that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Article VI, Section 3 of the Company’s By-laws provides that to the extent that a director, officer, employee or agent of the Company shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article VI of the Company’s By-laws or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including court costs and attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Article VI, Section 4 of the Company’s By-laws provides that any indemnification under Sections 1 and 2 of Article VI (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in Sections 1 and 2 of Article VI. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable but a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

Article VI, Section 5, of the Company’s By-laws provides that expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in Section 4 of Article VI upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in Article VI, and, if such person is a director, upon receipt of a written affirmation of such director’s good faith belief that he has met the standards of conduct required by the Georgia Code.

Article VI, Section 6, of the Company’s By-laws provides that Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Article VI, Section 7, of the Company’s By-laws provides that the Board of Directors may authorize, by a vote of the majority of the full board, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or was serving in any of such capacities at the request of the Company with any other corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article VI.

Insurance

The Company maintains directors’ and officers’ liability insurance policies which provide for payment by the insurers for losses arising from any claim or claims against an officer or director of the Company by reason of any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by them in such capacities, in connection with any matter claimed against them solely by reason of their serving in any of such capacities, but only when the Company is required or permitted by law to pay amounts as indemnity to the directors and officers.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Crawford & Company International Employee Stock Purchase Plan (incorporated by reference to Appendix B of the Company’s Proxy Statement for the Annual Meeting of Shareholders held on May 5, 2009).

5.1	Opinion of R. Eric Powers, III, Esq.

15.1	Letter regarding unaudited interim financial information.

23.1	Consent of R. Eric Powers, III, Esq. (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 10th day of August, 2009.

CRAWFORD & COMPANY

By:	/s/ Jeffrey T. Bowman
Name:	Jeffrey T. Bowman
Title:	President & Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Allen W. Nelson and R. Eric Powers, III, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey T. Bowman Jeffrey T. Bowman	President and Chief Executive Officer and Director (principal executive officer)	August 10, 2009

/s/ W. Bruce Swain W. Bruce Swain	Executive Vice President and Chief Financial Officer (principal financial officer)	August 10, 2009

/s/ W. Forrest Bell W. Forrest Bell	Vice President and Controller (principal accounting officer)	August 10, 2009

/s/ Thomas W. Crawford Thomas W. Crawford	Chairman	August 4, 2009

/s/ P. George Benson P. George Benson	Director	August 4, 2009

/s/ Jesse C. Crawford Jesse C. Crawford	Director	August 4, 2009

/s/ James D. Edwards James D. Edwards	Director	August 4, 2009

/s/ Russel L. Honoré Russel L. Honoré	Director	August 4, 2009

/s/ J. Hicks Lanier J. Hicks Lanier	Director	August 4, 2009

/s/ Charles H. Ogburn Charles H. Ogburn	Director	August 4, 2009

/s/ Clarence H. Ridley Clarence H. Ridley	Director	August 4, 2009

/s/ E. Jenner Wood, III E. Jenner Wood, III	Director	August 4, 2009

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
5.1	Opinion of R. Eric Powers, III, Esq.

15.1	Letter regarding unaudited interim financial information.

23.2	Consent of Independent Registered Public Accounting Firm.